Exhibit 10.6

April 29, 2004

Joseph A. Mollica, Ph.D.
Pharmacopeia, Inc.
3000 Eastpark Boulevard
Cranbury, NJ  08512

Re:                               Terms of Employment with Pharmacopeia Drug Discovery, Inc. (“PDD”)

Dear Joe:

This letter sets forth the terms on which you will be employed with PDD immediately upon the completion by Pharmacopeia, Inc. of the distribution of all of the issued and outstanding shares of common stock of its wholly owned subsidiary, PDD, to the holders of Pharmacopeia’s common stock (the “Spin Transaction”).  It is anticipated by the parties hereto that the Spin Transaction will be completed on or about April 30, 2004.  Please read this letter carefully and return a signed copy within seven days.  By signing this letter agreement, you agree to the following:

1.                                       Upon the date of the completion of the Spin Transaction (the “Effective Date”), you will be employed as interim Chief Executive Officer (“CEO”) of PDD.  Your employment in that position is intended to be temporary and will continue only until 30 days after another individual retained by PDD has commenced serving as its CEO.  Your compensation for your services in this position shall be at an annualized rate of Five Hundred Thirty Thousand Dollars ($530,000.00), paid in equal installments, less normally applicable payroll deductions, in accordance with PDD’s regular payroll schedule.  As interim CEO, you will not receive health insurance or other fringe benefits from PDD.  In the event that your successor as CEO is not retained within four (4) months following the Effective Date, the Compensation Committee of the Board of Directors of PDD shall consider, and discuss with you in good faith, appropriate adjustments to your compensation package, including salary review,  bonus opportunity and participation in PDD’s equity-based executive incentive compensation programs.

2.                                       Upon the Effective Date, you shall serve as a member of the Board of Directors of PDD and as the Non-Executive Chairman of the Board of Directors.  Your term as Non-Executive Chairman of the Board of Directors (“Chairman”) shall terminate upon the date of the first annual meeting of the shareholders of PDD which is tentatively scheduled for May, 2005.  At the conclusion of your initial term, you will be eligible for renomination as Chairman.  During your service as Chairman, you shall receive an annual retainer of One Hundred Thousand Dollars ($100,000.00) payable in four (4) equal quarterly installments.  You shall also be granted (i) as of the Effective Date, options to purchase 12,000 shares of PDD’s common stock, and (ii) during your service as Chairman, options to purchase an additional 6,000 shares of PDD’s common stock on each anniversary of the Effective Date.  Your stock option grants will otherwise be on the same terms generally applicable to other directors of PDD.  This retainer (and the stock options that are granted to you) shall constitute your full compensation as Chairman.  For any period during which you serve as a member of the Board of Directors of PDD after your term as Chairman ends, you shall be entitled to receive the same compensation as is generally applicable to other directors of PDD.

3.                                       You will be eligible to participate in PDD’s deferred compensation plan with respect to the compensation provided to you under this letter.

4.                                       Your employment as interim CEO shall be at-will, and either you or PDD may discontinue the relationship at any time, for any reason or no reason.

5.                                       During your tenure as Chairman, in the event you do not already have them, you shall be provided with a home telephone, cellular telephone, computer and fax machine (and reimbursement of reasonable, properly documented related expenses), as well as secretarial support through PDD’s headquarters in South Brunswick, New Jersey, sufficient to assist you in performing your duties as Chairman (collectively, the “Support Services”).  These Support Services shall continue to be made available to you for a six-month period following the end of your tenure as Chairman.

6.                                       This agreement (a) sets forth the entire agreement and understanding between PDD and you, (b) shall supersede all prior agreements, documents or discussions with respect to the matters herein covered, but shall not affect the terms of the Disengagement Agreement dated as of March 31, 2004 by and between you and Pharmacopeia, Inc., (c) may be amended, modified or waived only by an instrument in writing signed by the parties hereto, (d) is not assignable or transferable by you, and (e) shall be governed by the substantive laws of the State of New Jersey.

7.                                       Any and all disputes between you and PDD arising under or relating to this letter agreement or any other dispute arising between you and PDD, including claims arising under any employment discrimination laws, shall be adjudicated and resolved exclusively through binding arbitration before the American Arbitration Association pursuant to the American Arbitration Association’s then-in-effect National Rules for the Resolution of Employment Disputes (hereafter “Rules”).  The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules and each side shall bear its own costs and counsel fees in such arbitration.  Any arbitration hereunder shall be conducted in Princeton, New Jersey, and any arbitration award shall be final and binding on both you and PDD.  The arbitrator shall have no authority to depart from, modify, or add to the written terms of this letter agreement.  The arbitration provisions of this paragraph shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and any action pursuant to such Act to enforce any rights hereunder shall be brought exclusively in the United States District Court for the District of  New Jersey.  All parties described in this paragraph consent to the jurisdiction of (and the laying of venue in) such court.

Please acknowledge your acceptance of the terms and conditions of this letter agreement by signing both originals in the space provided below and returning one of the originals to PDD.

Sincerely,

By:	/s/ James J. Marino
Pharmacopeia Drug Discovery, Inc.

The undersigned, intending to be legally
bound hereby, has, this 30th day of April,
2004, agreed to and accepted the foregoing
terms and conditions:

/s/ Joseph A. Mollica, Ph.D.
Joseph A. Mollica, Ph.D.